RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

                       RAINIER INVESTMENT MANAGEMENT, INC.

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                                 CODE OF ETHICS


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                              Adopted December 1994

                        (Latest Revision - January, 2007)

I.       Introduction


This Code of Ethics (the "Code") is designed to protect the fiduciary relationships owed to the investment advisory clients of Rainier Investment Management, Inc. (the "Adviser"), including all of the series (the "Funds") of Rainier Investment Management Mutual Funds (the "Trust"), and to provide a program reasonably designed to detect and prevent insider trading by principals and employees of the Adviser (collectively, "Employees") and "Access Persons" (as defined below) of the Funds, Trust and Adviser.


Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires the Fund and the Adviser to have a written code of ethics containing provisions reasonably necessary to prevent Access Persons from engaging in any act, practice or course of business that operates or would operate a fraud or decit on a Fund. In addition, Section 204A of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), requires the Adviser to maintain written policies reasonably designed to prevent the misuse of material, non-public information by the Adviser and any person associated with the Adviser. Further, under Rule 204-2 of the Advisers Act and Rule 17j-1 of the 1940 Act, the Adviser and the Trust have certain reporting requirements regarding the personal trading activities of their Employees and Access Persons.


The compliance program for this Code operates primarily by requiring Employees and Access Persons to report personal securities transactions in securities of the types which clients, including the Funds, may purchase. The reason underlying this reporting requirement is the potential for Employees and Access Persons to take advantage of knowledge of the investment decisions of a Fund or other client. For example, an Employee may attempt to use such information to trade in advance of a Fund or other client. If the security involved is thinly traded or if the client buys or sells in big enough blocks to move the market, this type of insider trading could disadvantage the client or unfairly benefit the Access Person. This Code is also aimed at minimizing conflicts of interest and the appearance of such conflicts.


This Code is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of Funds) between an investment company and an affiliated person. Persons covered by this Code are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund of the Trust or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties. The federal securities laws may impose additional fiduciary obligations and trading restrictions on persons covered by this Code. Therefore, persons covered by this Code are advised to seek advice whenever he or she may reasonably recognize a potential conflict of interest or the appearance of a conflict of interest.

II.      Implementation


A Chief Compliance Officer and a substitute have been designated to implement this Code. The following individuals are currently designated:


         J. Glenn Haber (Chief Compliance Officer)
         John O'Halloran (substitute)


The Chief Compliance Officer maintains a list of Access Persons, Employees and Covered Contractors (as defined below). The Chief Compliance Officer updates the list as new individuals become an Access Person and/or an Employee (or Covered Contractor). The Chief Compliance Officer will circulate a copy of this Code (as amended) to each Employee and Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the Chief Compliance Officer by each Employee and Access Person. The Chief Compliance Officer is responsible for insuring that the reporting requirements of this Code (see Section V(f)) are adhered to by all persons covered by this Code. The Chief Compliance Officer is responsible for ensuring that the review requirements of this Code (see Section V(h)) are performed in a prompt manner. The Chief Compliance Officer shall also be responsible for giving special prior approval to transactions that would otherwise be prohibited pursuant to Section V of this Code. The Chief Compliance Officer for this Code need not be the Adviser's or the Trust's Chief Compliance Officer.

The Chief Compliance Officer may designate an independent third party (i.e., an independent accountant) to review the reports, transactions and/or violations of Rule 17j-1 and/or this Code; provided, however, that the independent third party follows established procedures reasonably necessary to ensure that Rule 17j-1 and the Code are not violated.





III.    Definitions

        a. "Access Person" means any:

                (i) Trustee or officer (defined below) of the Funds or the Trust;

                (ii) director, officer or partner of the Adviser (or other persons occupying a similar status or performing similar functions);

                (iii) any employee of the Fund, Trust or Adviser, as well as any other persons who provide advice on behalf of the Adviser and are subject to the Adviser's supervision and control, who (A) has access to nonpublic information regarding the purchase or sale of securities by a client or a Fund, or information regarding the portfolio holdings of any Fund, or (B) is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

         "Access Person" shall not include any temporary (meaning expected employment of fewer than 12 consecutive months) Employee of the Adviser provided that Employee: (A) does not have access to nonpublic information regarding the purchase or sale of securities by a client or a Fund, or information regarding the portfolio holdings of any Fund before the time those holdings are released publicly, and (B) is not involved in making securities recommendations to clients and does not have access to such recommendations that are nonpublic.

         Shareholders, officers and employees of the Funds' principal underwriter and distributor, Quasar Distributors, LLC (the "Distributor"), and the Funds' administrator, US Bancorp Fund Services, LLC (the "Administrator") are not considered to be affiliated with the Trust (other than as a result of that service relationship in the case of the Distributor) and, therefore, so long as they are not officers or Trustees of the Trust or the Adviser have no reporting or other obligations under this Code. This Code will, however, apply in the following manner to certain of those persons:

                1. Personnel of the Distributor or Administrator who serve as officers or Trustees of the Trust and who are otherwise subject to a code of ethics that complies with Rule 17j-1 of the 1940 Act have no reporting or other obligations under this Code. The exclusion for a person under this subparagraph 1 remains in effect so long as the Distributor or Administrator, as applicable, provides an annual written certification that such person has remained in material compliance with that code of ethics over the prior year. This Distributor or Administrator, as applicable, must also undertake to promptly notify the Chief Compliance Officer for this Code if that person has materially violated its code of ethics; and

                2. Personnel of the Distributor or Administrator who serve as officers or Trustees of the Trust but who are not otherwise subject to a code of ethics that complies with Rule 17j-1 of the 1940 Act ("Covered Contractors") have reporting and limited pre-clearance obligations under this Code as specified below.

        b. A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        c. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an Employee or Access Person has or acquires.

        d. "Control" means the power to exercise a controlling influence over the management or policies of the Trust, unless such power is solely the result of an official position with such Trust as further defined in Section 2(a)(9)of the 1940 Act.

        e. "Exchange-Traded Fund" or "ETF" means an investment company that offers and may redeem its shares both directly on a limited basis in creation units and primarily in the secondary market on a securities exchange, e.g., SPDRs, QQQQs, HOLDRS, iShares and DIAMONDS, and that is designed to track the performance of a securities or financial index or market. ETFs organized and registered as open-end investment companies are referred to in this Code as "Exempt ETFs."

        f. "Independent Trustee" means any Trustee of the Trust who is not an "interested person" of the Trust as defined in Section 2(a)(19) of the 1940 Act.

        g. "Personal Account" means each and every account (other than an account for the benefit of any of the Adviser's clients) for which an Employee or Access Person has a beneficial interest or influences or controls the investment decisions. An account for the benefit of any of the following will be presumed to be a Personal Account unless the Employee or Access Person makes a required certification and the Adviser agrees in writing:

                o       An Employee or Access Person;
                o       The spouse of an Employee or Access Person;
                o Any child under the age of 22 of an Employee or Access Person, whether or not residing with the Employee or Access Person;
                o Any other dependent of an Employee or Access Person residing in the same household with the Employee or Access Person; and
                o Any other account in which an Employee or Access Person has a beneficial interest. For example, an account for a Trust, estate, partnership or closely held corporation in which the Employee or Access Person has a beneficial interest.

        h. "Publicly-Traded Security" means any Security (as defined below and which includes all related instruments, e.g., options) traded on an exchange, through the NASDAQ or through the "pink sheets."

        i. "Purchase or sale of a security" means the purchase or sale of a security, and includes the writing of an option to borrow, purchase or sell a security.

        j. "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies other than the Funds and shall not include Exempt ETFs, securities issued by the government of the United States (including government agencies), short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments. Security includes all related securities, including options.

IV.     Insider Trading Policy

        a.   Background


Federal and state laws prohibit the Adviser and its Employees from purchasing or selling any publicly-traded security on the basis of material, nonpublic information (i.e., insider trading). In addition, the Adviser and its Employees have a fiduciary obligation to the Adviser's clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Adviser or such persons by the Adviser's clients. Finally, because the Adviser and its Employees are fiduciaries to the Adviser's clients, the Adviser and such persons must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Adviser or such persons and the interests of the Adviser's clients. The Adviser has adopted this Code to ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided.

        b.   Insider Trading Defined


The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information. The laws concerning insider trading generally prohibit:

                o       The purchase or sale of securities by an insider, on
                        the basis of material, nonpublic information;
                o       The purchase or sale of securities by a non-insider,
                        on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or
                o The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.




         Who is an Insider?


The concept of "insider" is broad. It includes officers, directors, employees and majority shareholders of a company or other entity. In addition, a person can be considered a "temporary insider" of a company or other entity if he or she enters into a confidential relationship in the conduct of the company's or entity's affairs and, as a result, is given access to information that is intended to be used solely for such company's or entity's purposes. A temporary insider can include, among others, an entity's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations.

         What is Material Information?


Trading on inside information is not a basis for liability unless the information is "material." "Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company's business, it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable.

         What is Nonpublic Information?


Information is nonpublic unless it has been effectively communicated to the marketplace. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors are not considered public information.

         What is "Trading on the Basis of" Material Nonpublic Information?


Generally, a purchase or sale of a security is made "on the basis of" material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.

        c.   Penalties for Insider Trading


Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

                o       civil injunctions;
                o       disgorgement of profits;
                o       jail sentences;
                o fines for the person who committed the violation of up to three times the profit gained or loss avoided
                        (per violation, or illegal trade), whether or not the person actually benefited from the violation; and
                o fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).


In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

        d.   Policy Statement Regarding Insider Trading


The Adviser expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Adviser discourages its Employees from seeking or knowingly obtaining material nonpublic information.

        e.   Procedures to Prevent Insider Trading


Employees are prohibited from serving as an officer or director of a company that issues Publicly-Traded Securities (this does not apply to service on the board of a Fund or the Adviser). Because the Adviser does not have an investment banking division or affiliate and because the Adviser generally prohibits its employees from serving as officers or directors of a company having Publicly-Traded Securities (see above), the Adviser does not anticipate its Employees routinely being in receipt of material, nonpublic information. However, such persons may from time to time receive such information. If any such person receives any information which may constitute such material, nonpublic information, such person (i) should not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a personal account or a client account and (ii) should not communicate such information to any other person (other than the Chief Compliance Officer). Under no circumstances should such information be shared with any persons not employed by the Adviser, including family members and friends. Each Employee contacting an issuer or analyst should identify himself or herself as associated with the Adviser and identify the Adviser as an investment management firm, and after the conversation, prepare a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such person identified himself or herself as associated with the Adviser).




        f. Fiduciary Duty to Avoid Conflicts of Interest Between Client Accounts and Personal Accounts


As noted above, because the Adviser and each of its Employees are fiduciaries to the Adviser's clients, Employees must avoid actual and apparent conflicts of interest with the Adviser's clients. In any situation where the potential for conflict exists, the client's interest must take precedence over personal interests. If there is any doubt, resolve the matter in the client's favor.


An actual or apparent conflict of interest could arise if both an Employee of the Adviser and a client of the Adviser are engaging in transactions involving a Publicly-Traded Security. In such cases, transactions for client accounts must take precedence over transactions for Personal Accounts.


The Adviser requires that all personal investment transactions be carried out in a manner that does not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser or its Employees, on the one hand, and the client, on the other hand. At the same time, the Adviser believes that if investment goals are similar for clients and Employees, it is logical and even desirable that there be a common ownership of some investments. Please see Section V for policies established regarding trading by Employees for their Personal Accounts.

V.      Personal Trading and Reporting

        a.   Overview


This Code generally prohibits Access Persons from purchasing securities other than mutual funds, municipal securities or index derivatives. This Code places restrictions on the purchase, sale or exchange of shares of the Funds. This Code also restricts the sale by Access Persons of securities owned before the implementation of this Code (or before becoming an Employee).


Under this Code, all Access Persons, except Independent Trustees and and other persons expressly excluded under this Code, are required to file initial and annual reports of their personal securities holdings and brokerage accounts. Access Persons are also required to report personal securities transactions (excluding certain securities) at least quarterly and, if an Access Person wishes to sell the same securities as any Fund, must obtain prior approval for these parallel trades. These reports are then compared against the activities of the Funds and if repeat violations occur or if a pattern emerges that indicates abusive trading, the Adviser will refer the matter to the Board of Trustees; the Board of Trustees reviews the pattern and makes appropriate inquiries and decides what action, if any, is then necessary beyond what the Adviser has done.


Independent Trustees who do not have day-to-day contact with the Funds and who do not have specific knowledge of the Funds' intended or recent investments are not required to file any reports, and there is no restriction on their personal securities trading activities. However, if an Independent Trustee learns that one of the Funds is about to make a trade, and he or she wishes to make a similar or related trade within 15 days on either side of the Fund trade, the Independent Trustee should seek prior approval of the trade from the Chief Compliance Officer.

        b.   Prohibited Transactions


No Access Person shall purchase or sell directly or indirectly, any Security (including shares of the Funds) in which he or she has any direct or indirect beneficial ownership, unless (1) the transaction is exempted under Section V(d) below or (2) the Chief Compliance Officer (or his designee) has pre-approved the transaction. Normally, the Chief Compliance Officer will not approve a transaction if, at the time of the proposed purchase or sale, any of the following are true:

                1. the Security is being considered for purchase or sale by a Fund;

                2.      the Security is being purchased or sold by a Fund;

                3. the Security was purchased or sold by a Fund within the most recent 15 days; or

                4. the Security was purchased or sold in an advisory transaction on behalf of a client of the Adviser within the most recent 2 days, if the Security appears on the Adviser's Internal Guidance List.


The pre-clearance restrictions shall continue to apply until the recommendation has been rejected or any trade instruction to buy or sell has been canceled. Knowledge of any such consideration, intention, recommendation or purchase or sale is always a matter of strictest confidence.

       c.    Initial and Limited Public Offerings.

Access Persons (including Covered Contractors) may not purchase Securities offered through initial public offerings or limited offerings (i.e., private placements) without prior written approval of the Chief Compliance Officer (or by a substitute in the case of a proposed purchase by the Chief Compliance Officer). In addition, any proposed sale of a Security obtained in a initial or limited public offering must be approved in advance by the Chief Compliance Officer (or by a substitute in the case of a proposed sale by the Chief Compliance Officer).

       d.    Exempted Transactions/Investments


The prohibitions of Section V(b) of this Code shall not apply to:

                1. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control over particular transactions or where the Access Person's personal account trades together with the Adviser's other client accounts as provided below. For example, a personal account of an Access Person may be managed on a discretionary basis by an outside investment Adviser where the Access Person does not have prior notice of transactions or subsequent notice earlier than the normal delivery of transaction confirmations. If, however, the Adviser serves as the investment adviser to that account, the account would qualify for this exception only if the account trades together with the Adviser's other client accounts consistent with applicable law and does not receive a disproportionate allocation of the entire trade.

                2. Purchases or sales in accounts of spouses, children or other dependents for which the Access Person has certified in writing that the Access Person does not influence the investment decision for the account and that the person(s) making the investment decisions for the account do not make such decision, in whole or part, upon information the Access Person has provided and such certification has been accepted by the Chief Compliance Officer in writing.

                3. Purchases or sales in accounts of other members of the Access Person's immediate family which reside in the same household as the Access Person for which the Access Person has made a written certification rebutting the presumption of beneficial ownership and such certification has been accepted by the Chief Compliance Officer in writing.

                4. Purchases or sales which are non-volitional on the part of either the Access Person or the Trust (e.g., receipt of gifts).

                5. Purchases which are part of an automatic dividend reinvestment plan.

                6. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                7. Sales which have received the prior approval of the Chief Compliance Officer.

                8. Purchases and sales of investments that are not "Securities" under Section III(j), e.g., mutual funds other than the Funds, Exempt ETFs, direct U.S. government securities and money market instruments.

                9. Purchases and sales of shares of the Funds; however, such transactions remain subject to the trading restrictions of Section V(e) and the reporting requirements in Section V(f).

                10.     Purchases and sales of any ETFs.

                11. Purchases and sales of Securities that are issued by states or their instrumentalities, commonly known as "municipal securities."

                12.     Purchases and sales of Securities by Covered
                        Contractors.

       e.    Trading in Fund Shares.

Access Persons should not engage in excessive trading of the Funds' shares. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to clients or Fund shareholders.

         The following restrictions on trading in Fund shares in Personal Accounts apply only if an Access Person's aggregate Personal Account(1) balances exceed $25,000 in the Growth Equity or Mid Cap Equity Portfolio or $100,000 in any other Fund: an Access Person who purchases any shares of a Fund is not permitted to redeem or exchange any shares of that Fund in any Personal Account within 30 calendar days after the purchase of shares of that Fund in any Personal Account, unless the shares were purchased through (1) the reinvestment of Fund income or capital gains distributions, (2) the shares were purchased through an automatic investment plan or similar program, provided that the initial purchases in the plan or program have been exempted by the Chief Compliance Officer, or (3) the Chief Compliance Officer grants a hardship exception and it is determined that no abusive trading is involved. Exceptions must be approved by the Chief Compliance Officer in advance of the redemption or exchange and must be reported to the Funds' Independent Trustees at their next regular meeting.

       f.    Reporting

                1. General. A report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

                2. Initial Holdings Reports. Within 10 days after becoming an Access Person, Access Persons (including Covered Contractors) are required to report the following to the Chief Compliance Officer (or the Chief Compliance Officer's designee):

                        a. The title, number of shares and principal amount of each Security (including shares of the Funds and all ETFs) in which the Access Person or Employee had any direct or indirect beneficial ownership when the person became an Access Person;

                        b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities (including shares of the Funds and ETFs) were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                        c. The date that the report is submitted by the Access Person to the Chief Compliance Officer (or the Chief Compliance Officer's designee).

                3. Quarterly Transaction Report and Certification. Within 30 days after each quarter, each Access Person (and Covered Contractor) is required to report the following information regarding his or her personal Securities and ETF transactions (excluding transactions in shares of the Funds, which are covered by
                        Section V(f)(4)below):

                        a. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

                        b. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                        c.      The price at which the transaction was effected;

                        d. The name of the broker, dealer, or bank with or through whom the transaction was effected;

                        e. The date that the report is submitted by the Access Person to the Chief Compliance Officer (or the Chief Compliance Officer's designee); and

                        f. A certification that (1) all transactions in Securities have been disclosed in the report (including transactions associated with an automatic investment program or other automatic share purchase program) and (2) the reporting person was in compliance with this Code during the reporting period.


                        Copies of brokerage or account statements or confirmations containing the information specified in paragraphs 3(a), (b) and (c) above may be submitted to the Chief Compliance Officer (or the Chief Compliance Officer's designee) in lieu of the section in the report requiring the listing of transactions or holdings, only if the reporting person completes the remainder of the report and provides a certification confirming that all accounts and holdings of Securities and ETFs have been disclosed in those statements or confirmations.


                        For periods in which no reportable transactions were effected, this report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

                4. Quarterly Fund Holdings Report. On a quarterly basis, Access Persons (including Covered Contractors) must submit reports or copies of statements from all "personal accounts" that had transactions in any Fund to an outside accounting firm for monitoring.(2) The reports or statements must include:

                        a. The date of the transaction, the title and the number of shares of each Fund involved;

                        b. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                        c.    The price at which the transaction was effected;

                        d. The name of the broker, dealer, or bank with or through whom the transaction was effected;

                        e. The date that the report is submitted by the Access Person to the accounting firm;

                        f. A certification that all transactions in Funds have been disclosed in the report (including transactions associated with an automatic investment program or other automatic share purchase program); and

                        g. An Access Person whose Personal Account balance at quarter end exceeds $25,000 in the Rainier Growth Equity or Mid Cap Equity Portfolio or $100,000 in any other Fund must submit a list of all holdings and transaction activity for the applicable Fund.


                         Copies of brokerage or account statements or confirmations containing the information specified in paragraphs 4(a), (b) and (c) above may be submitted to the Chief Compliance Officer (or the Chief Compliance Officer's designee) in lieu of the section in the report requiring the listing of transactions or holdings, only if the reporting person completes the remainder of the report and provides a certification confirming that all accounts and holdings of Funds have been disclosed in those statements or confirmations.


                         For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

                5. Annual Holdings Report. Annually, by January 31 of each year, each Access Person (and Covered Contractor) must submit an annual holdings report containing the following information (which information must be current within 30 days of the report):

                        a. The title, number of shares and principal amount of each Security (including shares of the Funds and all ETFs) in which the Access Person had any direct or indirect beneficial ownership;

                        b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities (including shares of the Funds and all ETFs) were held for the direct or indirect benefit of the Access Person; and

                        c. The date that the report is submitted by the Access Person to the Chief Compliance Officer (or the Chief Compliance Officer's designee).

                        d. A certification that (1) all of the reporting person's holdings have been disclosed in the report and (2) the reporting person was in compliance with this Code during the reporting period.

                6. New Account Report. For any account established during the quarter in which Securities or ETFs were held for the direct or indirect benefit of the Access Person (or Covered Contractor), the following information is required:


                          a. The name of any broker, dealer or bank with whom the Access Person opened an account in which the Access Person or Employee intends to hold or transact Securities or ETFS and the date the account was established.


                7. Reporting of Violations. Any person covered by this Code who becomes aware of a violation of this Code must promptly report such violations to the Chief Compliance Officer (or the applicable substitute or designee). If the reporting person is not comfortable reporting the violation to the Chief Compliance Officer, then the reporting person must promptly report such violation to the Chief Executive Officer of the Adviser or the Chairman of the Audit Committee of the Trust.

        g.   Exceptions to Reporting Requirements

                1. An Independent Trustee of the Trust is not required to file a report on a transaction in a Security provided such Independent Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Independent Trustee, such Security is or was purchased or sold by the Trust or is or was being considered for purchase by its investment Adviser.

                2. Shareholders, officers and employees of the Funds' Distributor and/or Administrator who comply with a separate code of ethics of those entities are exempted from the reporting requirements of this Code to the extent described under Section III(a).

                3. Access Persons need not make a report with respect to an exempted investment as described in Section V(d)(8) (i.e., not a "Security" under Section III(i)) of the Code, unless an Exempt ETF for which a report is required, or an account exempted under Section V(d)(3) (i.e., certified that there is no beneficial ownership in account). Reports are required for all other transactions.

        h.   Review


The Chief Compliance Officer (or the substitute or designee, as appropriate) shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of each Fund to determine whether a violation of this Code may have occurred. No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material. If a Securities transaction of the Chief Compliance Officer is under consideration, the President of the Adviser shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.


If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, he or she shall, following consultation with counsel to the Trust, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President of the Adviser or, if the President is the Chief Compliance Officer, another executive officer of the Adviser, who shall make an independent determination of whether a violation has occurred.


The Chief Compliance Officer shall be responsible for maintaining a current list of all Access Persons (including all Trustees) and for identifying all reporting access persons on such list, and shall take steps to ensure that all reporting access persons have submitted reports in a timely manner. The Adviser will notify the Board of Trustees of the Trust about any material violations of reporting requirements under this Code.

VI.     Sanctions


If a material violation of this Code occurs (which includes but is not limited to repeated submission of materially late reports or violation of the restrictions on abusive trading in Fund shares) or a preliminary determination is made that a material violation may have occurred, the Adviser will report the alleged violation to the Board of Trustees. The Board of Trustees will review any action taken by the Adviser and may impose such further sanctions as it deems appropriate, including, a letter of censure, recommendation to the Adviser of suspension or termination of the employment of the violator, and/or requiring a disgorging of any profits made by the violator.

VII.    Acknowledgments


I have received and reviewed this Code of Ethics.


I fully understand and hereby agree to comply with this Code of Ethics.



Date:   ---------------------       Signature:  ------------------








(1) For purposes of this section, Access Person accounts in the Rainer Money Purchase and Profit Sharing Plans are excluded from the definition of Personal Accounts.

(2) The outside accounting firm is selected by the Adviser. The contact information can be obtained from the Chief Compliance Officer.